ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX V:APH, OTCBB:APCSF	February 5, 2010

ALDA Pharmaceuticals Corp. named as part of 2010 TSX Venture 50

(NEW WESTMINSTER) – TSX Venture Exchange today announced that ALDA Pharmaceuticals Corp. (APH:TSX-V, the “Company” or “ALDA”) has been named as one of the TSX Venture 50, a ranking of strong performers listed on TSX Venture Exchange. TSX Venture 50 is comprised of 10 emerging companies in five industry sectors that have been identified as leaders in Canada’s public venture market.

“It is an honour to be named as part of this year’s TSX Venture 50,” said Dr. Terrance Owen, President & CEO. “Our listing on the TSX Venture Exchange has provided us with the ideal environment to meet our growth goals and objectives.”

The 2010 TSX Venture 50 were selected based on four equally weighted criteria that include return on investment, trading, analyst coverage and market capitalization growth in Cleantech, Diversified Industries, Mining, Oil & Gas and Technology and Life Sciences sectors.

“We are pleased to celebrate the 2010 TSX Venture 50,” said John McCoach, President, TSX Venture Exchange. “These outstanding companies are proven leaders in their respective sectors and we are proud to have them listed on TSX Venture Exchange. We wish them all continued success.”

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

For more information, contact:

Scott Young

604-377-5781

604-521-8300 Ext 8

scott_young@aldacorp.com

The information contained herein is for information purposes only and is not an invitation to purchase securities listed on TSX Venture Exchange and/or Toronto Stock Exchange.  TMX Group Inc. and its affiliates do not endorse or recommend any securities referenced.  Neither TMX Group Inc. nor its affiliated companies represents, warrants or guarantees the accuracy or the completeness of the information.  You should not rely on the information contained herein for any trading, business or financial purposes.  TMX Group Inc. and its affiliates assume no liability for any errors or inaccuracies herein or any use or reliance upon this information.

Cautionary Note Regarding Forward-looking Statements:

Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com